As filed with the Securities and Exchange Commission on June 26, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 10549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Commission File Number 333-128526

ANDOVER MEDICAL, INC.
(Name of Small Business Issuer in its charter)

Delaware	51-0459931
(State or other jurisdiction of Primary Standard Industrial incorporation or organization)	(I.R.S. Employer Identification No.)

510 Turnpike Street, Suite 204
N. Andover, MA 01845
(978) 557-1001
(Address and telephone number of principal executive offices)

Andover Medical, Inc. 2006 Employee Stock Incentive Plan
(Full title of the plan)

Edwin A. Reilly, Chief Executive Officer
510 Turnpike Street, Suite 204
N. Andover, MA 01845
(978) 557-1001
(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Elliot H. Lutzker, Esq.
666 Fifth Avenue
New York, NY 10103-0084
Telephone: (212) 977-9700
Facsimile: (212) 262-5152

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share (1)		Proposed maximum aggregate offering price (1)		Amount of registration fee
Common Stock, par value, $.001 per share, to be issued pursuant to the 2006 Employee Stock Incentive Plan (2)	15,000,000	(3)	$.60	(1)	$9,000,000	(1)	$276.30

(1)          Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rule 457(h)(1), based on the last sale price of the Registrant’s common stock of $.60 on June 20, 2007 on the Over-the-Counter Bulletin Board.

(2)          Together with other awards that may be granted to participants under the Andover Medical, Inc. 2006 Employee Stock Incentive Plan (the “2006 Plan”), which may consist of stock options, stock appreciation rights and restricted stock entitling the participant to acquire such number of shares of our common stock in accordance with terms to be established by the administrator of the 2006 Plan.

(3)          An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.          Plan Information

(a)                                  General Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectus supplements pursuant to Rule 424 but constitute (along with the documents incorporated by reference into the registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

This registration statement relates to a maximum of 15,000,000 shares of our common stock issuable pursuant to our 2006 Plan (the “Shares”).

Item 2.          Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

EXPLANATORY NOTE

This Prospectus constitutes a part of a registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the SEC under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Shares. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

We prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register 15,000,000 Shares pursuant to our 2006 Plan. The purpose of the 2006 Plan is to advance the interests of the Company and its stockholders by providing a means of attracting and retaining employees, corporate officers, directors, consultants and other key persons employed or retained by the Company and its subsidiaries and affiliates.

No person is authorized to give any information or to make any representations other than those contained in this Prospectus in connection with any offer to sell or sale of the securities to which this Prospectus relates, and if given or made, such information or representations must not be relied upon as having been authorized.  Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the facts herein set forth since the date hereof.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

EXPLANATORY NOTE

AVAILABILITY OF INFORMATION

FORWARD-LOOKING STATEMENTS

SUMMARY INFORMATION

RISK FACTORS

USE OF PROCEEDS

SELLING SECURITY HOLDERS

PLAN OF DISTRIBUTION

DESCRIPTION OF SECURITIES

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

LEGAL MATTERS

EXPERTS

SIGNATURES

AVAILABILITY OF INFORMATION

The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB (the “1934 Act Filings”) with the SEC. Reports and other information filed by the Registrant can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

Our common stock is traded on the OTCBB under the symbol ADOV. Material filed by us can also be inspected and copied at the offices of the NASD, located at 9509 Key West Avenue, Rockville, MD 20850-3329.

We will distribute annual reports to our stockholders, including financial statements examined and reported on by an independent registered public accounting firm. We also will provide you without charge, upon your request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this Prospectus or the registration statement we filed with the SEC registering for resale the shares of our common stock being offered pursuant to this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Edwin A. Reilly, the Company’s Chief Executive Officer at Andover Medical, Inc., 510 Turnpike Street, Suite 204, N. Andover, MA 01845; telephone: (978) 557-1001; fax: (978) 557-1004; URL: www.andovermedical.com.

FORWARD-LOOKING STATEMENTS

Statements contained in this report include “forward-looking statements” within the meaning of such term in Section 27A of the Securities Act and Section 21E of the Exchange Act.  Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements to differ materially from those expressed or implied by the forward-looking statements.  Forward-looking statements generally are based on our best estimates of future results, performances or achievements, based upon current conditions and the most recent results of the companies involved and their respective industries.  Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “project,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “potential,” “opportunity” or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions.

Potential risks and uncertainties include, among other things, such factors as:

•                  our ability to raise funds;

•                  our business strategies and future plans of operations;

•                  our ability to identify, successfully complete and/or manage future acquisitions;

•                  customers’ acceptance of our products;

•                  rapid technological changes in the industry;

•                  our ability to attract and retain qualified personnel;

•                  general economic conditions in the United States as well as the economic conditions affecting the industry in which we operate;

•                  the amount of sales of our products and services;

•                  our current operating losses;

•                  the competitive environment within the industry in which we compete; and

•                  the other factors and information discussed in other sections of this Prospectus and in the documents incorporated by reference in this Prospectus.

Persons reading this Prospectus should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, subject to applicable law.

SUMMARY INFORMATION

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference.  Each prospective investor is urged to read this Prospectus and the documents incorporated herein by reference in their entirety.  Investment in the securities offered hereby involves a high degree of risk.  See “Risk Factors.”

Use of Names

Throughout this Prospectus, the terms “we,” “us,” “our,” “the Company” or “AMI” refer to Andover Medical, Inc.

Business

AMI is a publicly traded company (OTCBB:ADOV) that was formed to engage in the business of distributing procedure specific durable medical equipment (“DME”) and services segments of the orthopedic, podiatric, and urological physician care markets in the United States. DME is a specific type of medical equipment prescribed by physicians for home use that provides therapeutic benefits or helps patients perform tasks they would otherwise not be able to accomplish. The Company intends to establish a nationwide distribution network and plans to offer physicians the largest selection of competitively priced brand-name DME, and urodynamic diagnostic and treatment products.

Orthopedics, urology and podiatry are among the fastest growing segments in healthcare that utilize DME products and services. The “graying” of the population and the increase in the active physical lifestyle of seniors, among other factors, play key roles in this growth. These DME products are most significantly used by baby boomers and seniors age 65 and over. According to the U.S. Department of Health and Human Services this senior demographic, which is expanding rapidly both in size and in its need for services, has been increasing from approximately 35 million people in 2000, to an estimated 40.2 million by 2010, and eventually to an estimated 71 million people by 2030, representing approximately 20 percent of the U.S. population.

Business Strategy

The business strategy of AMI revolves around acquiring local DME companies with sales of between $1 million and $10 million per annum in the markets of orthopedics, podiatry, and urology.  We will then consolidate them and build a single source provider of DME and incontinence treatment products.  On May 4, 2007, AMI completed the acquisition of Ortho-Medical Products, Inc., a New York based full-service company specializing in procedure specific orthopedic DME, respiratory equipment, and orthotics and prosthetics.  On May 11, 2007, AMI completed the acquisition of Rainier Surgical Incorporated, headquartered in Auburn, Washington, which specializes in the sales, service, distribution and marketing of orthopedic DME.  AMI is in negotiations to acquire other potential target companies.

Successful growth of AMI is predicated on its ability to acquire these already existing companies in a “roll-up” and take advantage of the Company’s larger scale to:

a)   add on new acquisitions;

b)   secure purchasing efficiencies;

c)   contract for innovative new products; and

d)   implement management and operational efficiencies.

AMI believes the distribution channel for these healthcare segments is currently fragmented and inefficient, and that operating as a local independent distributor is difficult today for various reasons, including the following:

(a)   small independent operations have a difficult time trying to gain access to innovative (high margin) products for distribution;

(b)   negotiations for products to reduce the cost of goods sold is very limited; therefore, margin enhancement is difficult;

(c)   back office expenses are spread over a very limited revenue base; and

(d)   little opportunity exists for a viable exit strategy.

AMI intends to offer extensive product offerings, including postoperative pain management products, orthopedic devices, a full range of soft goods and functional knee braces, and uro-dynamic devices and disposables. The Company’s products and services are expected to offer solutions to create overall practice management efficiencies for health care providers.

AMI has identified companies that target certain procedures such as post surgical care for Anterior Cruciate Ligament (ACL) Surgery, and knee/hip replacement. These companies offer a comprehensive array of products to aid in the recovery for a particular procedure. This provides the physician with a single source solution to his/her postoperative needs.

AMI intends to establish a unified nationwide distribution network by acquiring and consolidating in a roll-up, healthcare companies that offer physicians both a convenient and administratively efficient way to offer patients a large selection of competitively priced, brand-name, DMEs and urodynamic diagnostic and treatment products. AMI intends to provide an attractive option for the physician customer base. These products, delivered at point of service outlets such as physicians offices, clinics/hospitals, nursing facilities, patients homes, and retail outlets, are often prescribed by physicians and physical therapists and qualify for third party reimbursement from insurance companies, Medicare, Medicaid, etc..

Our medical products and services consolidation model mirrors trends already taking place in many industries. Currently there are several public companies that have concentrated on consolidating different segments of the DME market:

•                    Respiratory care—Lincare, Apria

•                    Orthotics and Prosthetics (O&P)—Hanger Orthopedic Group

•                    Manufacturing of bracing and orthopedic soft goods—DJ Orthopedics, OSSUR, Orthofix

One of the services AMI currently provides for physicians is the stock and bill method of inventory control and payment, eliminating the need to have patients referred to a separate orthopedics and prosthetics facility to purchase DME products prescribed by the physician. Under such an arrangement, AMI handles inventory control and billing, while the physicians’ practices derive the benefits of having products available on site with little administrative involvement. In addition, AMI will offer products directly to the physicians and patients.

Recent Developments

On May 11, 2007, AMI and its wholly-owned subsidiaries entered into a $5,000,000 Credit Agreement with TD BANKNORTH, N.A. (the “Credit Agreement”).  The borrowing capacity available to the Company under the Credit Agreement consists of notes representing a two year $4,000,000 Senior Secured Revolving Credit Facility and a two year $1,000,000 Senior Secured Revolving Acquisition Loan Facility which converts into a three-year term loan.

All borrowings under the Credit Agreement will bear interest at either (i) a rate equal to LIBOR, plus an Applicable Margin (as defined in the Credit Agreement), or (ii) a Base Rate (as defined in the Credit Agreement) plus an Applicable Margin.

AMI and each of its wholly-owned subsidiaries, Ortho-Medical Products, Inc., Rainier Surgical Incorporated, Rainer Acquisition Corp. and Andover Management Services, Inc. are borrowers under the Credit Agreement and their obligations are guaranteed by AMI and all of AMI’s subsidiaries.  Each Company’s assets are pledged as security under the Credit Agreement.

The Credit Agreement was initially utilized to replace commitments and outstandings under Rainier Surgical Incorporated’s existing credit facility with Heritage Bank.  Subsequent proceeds of the Credit Agreement are to be used for acquisition, working capital and for general corporate purposes.

Our History

On August 31, 2006, the Company, formerly known as Snow & Sail Sports, Inc. (“Snow & Sail”), entered into a reorganization agreement (the “Reorganization Agreement”) pursuant to which the Company spun off its existing business, replaced its management and changed its corporate name and business (the “Transaction”).  The following steps were taken in connection with the Transaction:

•                  the Company effected a 28.5-for-1 forward stock split whereby 460,000 pre-forward split registered shares of its common stock held by approximately 42 non-affiliates (the “Non-Affiliates”) of the Company were converted into 13,110,000 post-forward split registered shares (the “Post-Forward Split Registered Shares”);

•                  all of the Company’s issued and outstanding shares of registered and restricted common stock (other than the Post-Forward Split Registered Shares) were cancelled;

•                  in exchange for $10 and other valuable consideration, pursuant to the Reorganization Agreement, the Company issued an aggregate of 10,000,000 restricted shares of its common stock in connection with the Transaction to management and certain affiliates. As part of the Reorganization Agreement, the principals of Andover Management Services, Inc. transferred to the Company all right, title and interest to the new business of Andover, including, but not limited to, letters of intent for acquisitions, an office lease, office furniture and cash.

•                  Paul F. Tetreault and John P. Greeley, representing all of the former officers and directors of the Company prior to the Transaction, resigned and were replaced by Edwin A. Reilly and Robert G. Coffill, Jr.; Mr. Reilly was appointed the President, Chief Operating Officer, acting Chief Financial Officer, and Secretary of the Company, and Mr. Coffill was elected to serve, at that time, as its sole director;

•                  the Company’s former business (including all of its assets and liabilities), which involved providing one-day ski trips within the New England area, was spun off prior to the Transaction to former management;

•                  the Company issued an aggregate of 2,500,000 incentive stock options to purchase an equivalent number of shares of its restricted common stock to the Company’s then sole officer, Edwin A. Reilly (1,250,000), and its then and sole director, Robert G. Coffill, Jr. (1,250,000); and

•                  the Company changed its name from Snow & Sail Sports, Inc. to Andover Medical, Inc.

RISK FACTORS

The securities offered hereby are speculative, involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment.  Prospective purchasers should carefully consider, among other things, the following risk factors relating to the business of the Company and the Offering prior to making any investment.  These risk factors are summary in nature and are not intended to be exhaustive or set forth all the possible risks and uncertainties that may be associated with purchasing or owning this investment.  You are strongly urged to consult with professional financial advisors, accountants, and lawyers in evaluating this investment and making an independent and informed decision about whether or not to invest your money in the Offering.

Risks Related to Our Business

We recently went public and have a limited operating history upon which you can base an investment decision.

We became a public company on August 31, 2006 via a reverse merger. Consequently, the Company has a very limited operating history upon which you can make an investment decision, or upon which we can accurately forecast future sales. You should, therefore, consider us subject to all of the business risks and uncertainties associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new and unproven business.

Our business strategy depends upon our ability to complete and manage acquisitions of other companies.

Our business strategy is to grow through acquisitions, which depends on our ability to identify, negotiate, complete and integrate suitable acquisitions. See “Summary Information -Business Strategy.”  Even if we complete acquisitions we may experience:

•                       difficulties in integrating any acquired companies, personnel and products into our existing business;

•                       delays in realizing the benefits of the acquired company or products;

•                       significant demands on the Company’s management, technical, financial and other resources;

•                       diversion of our management’s time and attention to unexpected problems;

•                       higher costs of integration than we anticipated;

•                       unanticipated liabilities; and/or

•                       difficulties in retaining key employees of the acquired businesses who are necessary to manage these acquisitions.

We have no assurance that our proposed acquisition strategy will be successful.

Our business strategy is to expand our operations through strategic acquisitions. We are currently engaged in acquiring certain orthopedic, podiatric, and urology related service entities. While we acquired two operating companies in May 2007, we may not be successful in our overall acquisition strategy for any number of reasons. These reasons include, but are not limited to, our ability to obtain funding in excess of the approximately $7,300,000 in gross proceeds we recently raised in private equity financings (collectively, the “Offering”); complete the necessary due diligence, to our satisfaction; agree on all material terms of definitive purchase agreements; obtain audited financial statements consistent with the unaudited financial statements, or otherwise consummate the acquisition of any other entities.  If we are unable to complete additional acquisitions in the orthopedic, podiatric and urology markets we will be unable to achieve our business strategy of becoming a single source of DME in these fields.

We may not be able to manage acquisitions and achieve profitability.

We face substantial challenges with both acquisitions made to date and potential acquisitions. These include the integration of the acquired entities with the operations, technologies and management of the Company and the attendant risks associated with such acquisitions, including possible unanticipated liabilities, unanticipated costs, diversion of management attention and loss of personnel.

We cannot assure you that we will successfully integrate or profitably manage any acquired businesses, that our continued business will achieve sales levels, profitability, efficiencies or synergies that justify the acquisitions, or that the acquisitions will result in increased earnings for us in any future period. Successful integration of the Company’s operations will depend on, among other things, our ability to attract, hire and retain skilled management and other personnel, none of which can be assured. To manage growth effectively, we will need to invest in development of enhancements to existing services, implement operational, financial and management information systems, procedures and controls, and integrate our personnel and operations with those of an acquired company.  We may not be able to manage the combined operations effectively, and failure to do so could have a material adverse effect on the Company’s business, financial condition and/or operating results.

In the case of debt funding, there can be no assurance that we will have sufficient income from operations of such acquired companies to satisfy the debt payments, which may then be adversely affected.

We have only limited working capital and the proceeds of the Company’s private financing to date will not be sufficient, without additional financing, to complete additional acquisitions contemplated herein.

We raised gross proceeds of approximately $7.3 million, from equity offerings with the net proceeds used for working capital and acquisitions. The Company anticipates, however, that based on its current proposed plans and assumptions, it will have to raise additional financings to meet its anticipated working capital needs and cash needs for future acquisitions. There can be no assurance that the Warrants provided in the Offering will be exercised. The Company has no binding arrangements with respect to additional financings. Furthermore, it is not anticipated that existing security holders will provide any of the Company’s future financing requirements. In addition, while the Company is negotiating to obtain debt financing for acquisitions such financing may not be available to the Company, if so required, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed and on acceptable terms could have a material adverse effect upon the Company’s operations, including the possibility of requiring the Company to curtail its acquisition strategy.

We may be subject to potential litigation claims in connection with the appointment of Frank Magliochetti as the Company’s Chairman of the Board and Chief Executive Officer that could be costly and time consuming and could divert our management and key personnel from business operations.

In connection with the sale of a prior business, Frank Magliochetti, the Company’s former Chairman of the Board and Chief Executive Officer (who served in that capacity from December 20, 2006 until his resignation on March 9, 2007), entered into a non-compete agreement with Otto Bock HealthCare L.P. (“Otto Bock”). Any litigation claims against the Company concerning that non-compete agreement could be costly and time consuming and could divert our management and key personnel from business operations. The non-compete agreement provides that Mr. Magliochetti may not engage in any business competitive with the business of Otto Bock for a period of four years. In February 2007, the Company was advised by the attorneys for Otto Bock that the Company and its CEO, Edwin Reilly, acted in concert with Mr. Magliochetti in breach of his non-compete agreement. Otto Bock claims, among other things, that the Company plans to compete directly in the market for continuous passive motion products and services and in the market for pain management braces, and is doing business with prohibited customers. The Company and Messrs. Magliochetti and Reilly deny any and all wrongdoing. In view of Mr. Magliochetti’s resignation and his non-disclosure of any confidential information prior to such resignation, the Company does not believe this claim has any merit. Although the Company has not been sued by Otto Bock, and

Mr. Magliochetti and the Company are attempting to resolve the matter, there can be no assurance that the Company will not be sued by Otto Bock, which could have a material adverse effect on the Company’s operations.

Our financial statements have been prepared assuming that the Company will continue as a going concern.

Our audited financial statements for the fiscal year ended December 31, 2006, have been prepared assuming the Company will continue as a going concern. As discussed in Note 9 to the financial statements, as of December 31, 2006, the Company had not yet generated revenues and was still developing its planned principal operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Our independent registered public accounting firm has included an explanatory paragraph expressing doubt about our ability to continue as a going concern in their audit report for the fiscal year ended December 31, 2006.

We rely heavily on our relationships with orthopedic professionals, agents and distributors for marketing our services and our failure to maintain these relationships could adversely affect our business.

The sales of our services depend significantly on the prescription or recommendation of such services by orthopedic and other healthcare professionals. Our future success depends on our ability to maintain good relations between such healthcare professions and the management of the companies we acquire. Our failure to maintain good relationships could have an adverse effect on our business.

We operate in a very competitive business environment.

The non-operative orthopedic and podiatry markets are highly competitive and fragmented. Our competitors include several large, diversified general orthopedic products companies and numerous smaller niche companies. Some of our competitors are included in our vendor base. We may not be able to offer products or services similar to or more desirable than our competitors, or at a price comparable to that of our competitors. We may be unable to compete if we fail to develop, license or acquire and market new products and new services enhancements. Many of our competitors have greater financial resources, more widely accepted products, stronger name recognition and larger sales and/or distribution networks than we do.

Our quarterly operating results are subject to substantial fluctuations and you should not rely on them as an indication of our future results.

We do not have an operating history of our own.  Until we are able to integrate our initial acquisitions, which will take at least one year, our quarterly operating results are expected to vary significantly. Our results will depend upon a combination of factors, many of which are beyond our control. These factors include:

•                       our ability to meet the demand for our services;

•                       our ability to develop, introduce and market new and enhanced products and versions of our services on a timely basis;

•                       the impact of any acquisitions that occur in a quarter;

•                       changes in pricing policies by us and our competitors and reimbursement rates by third-party payors, including government healthcare agencies and private insurers;

•                       changes in the treatment practices of orthopedic and podiatry clinics and their allied healthcare professionals; and

•                       the timing of significant orders and shipments.

Accordingly, our quarterly sales and operating results may vary significantly in the future and period-to-period comparisons of our results of operations may not be meaningful and should not be relied upon as indications of future performance. We cannot assure you that our sales will increase or be sustained in future periods or that we will be profitable in any future period.

Our business plan relies on certain assumptions for the market for our services, which, if incorrect, may adversely affect our profitability.

We believe that various demographics and industry specific trends will help drive growth in the rehabilitation markets, including:

•                                       a growing elderly population with broad medical coverage, increased disposable income and longer life expectancy;

•                                       a growing emphasis on physical fitness, leisure sports and conditioning, which has led to increased injuries, especially among women; and

•                                       the increasing awareness and use of non-invasive devices for prevention, treatment and rehabilitation purposes.

These demographics and trends are beyond our control. The projected demand for our services could materially differ from actual demand if our assumptions regarding these factors prove to be incorrect or do not materialize or if alternative treatments to those offered by our services gain widespread acceptance. Any one of these outcomes could have an adverse effect on our operations.

We have limited suppliers for some of our products which makes us susceptible to supply shortages and could disrupt our operations.

We do not manufacture the products that we provide to our clients. Instead, we rely on manufacturers and other third party suppliers for these products. If any of these parties are unable or unwilling to supply these products to us, we would be unable to distribute our products until a replacement supplier could be found. We cannot guarantee that a replacement supplier could be found on reasonable terms or in a timely manner. Any interruption in our ability to distribute our products could cause our business to be unsuccessful and the value of investors’ investment in us may decline.

We may be adversely affected if we lose the services of any member of our senior management, our board of directors, or key employees.

We are dependent on the continued services of our senior management team and Board of Directors who are expected to make significant contributions to our growth and success. The loss of any one or more of these persons could have a material adverse effect on us.

We do not believe the departure of Frank Magliochetti will negatively impact our ability to carry out our acquisition strategy.  As reflected by the durable medical equipment and specifically orthopedic devices and soft goods experience of Edwin Reilly set forth below under “Management,” the Board of Directors fully believes that Mr. Reilly will be able to carry out our business strategy in order that we may succeed. Nevertheless, in the event that we are able to complete future acquisitions, the Company will be dependent on its ability to retain the services of management of such companies. In addition, we could be adversely affected if any key employees of acquired companies who do not have employment nor non-competition agreements with us, went to work for one of our competitors. Our future success depends on our ability to identify, attract, train and motivate other highly skilled personnel. Failure to do so may adversely affect future results.

Recent changes in coverage and reimbursement policies for our products by Medicare and third-party payors or reductions in reimbursement rates for our products could adversely affect our business and results of operations.

Products are sold by our acquisition companies through clinics and physicians who may receive reimbursement for the cost of our products from private third-party payors, Medicare, Medicaid and other governmental programs. Our ability to sell our products successfully depends, in part, on the purchasing and practice patterns of clinics and physicians, who are influenced by cost containment measures taken by third-party payors. Limitations or reductions in third-party reimbursement for our products can have a material adverse effect on our sales and profitability.

Congress and state legislatures consider reforms in the healthcare industry that may modify reimbursement methodologies and practices, including controls on healthcare spending of the Medicare and Medicaid programs. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect the proposals would have on our business. Many private health insurance plans model their coverage and reimbursement policies after Medicare policies. Congressional or regulatory measures that reduce Medicare reimbursement rates could cause private health insurance plans to reduce their reimbursement rates for our products, which could have an adverse effect on our ability to sell our products or cause our orthopedic professional customers to prescribe less expensive products introduced by us and our competitors.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or Medicare Modernization Act, mandated a number of changes in the Medicare payment methodology and conditions for coverage of orthotic devices and durable medical equipment. These changes include a freeze in payments for durable medical equipment from 2004 through 2008, a payment freeze for orthotic devices from 2004 through 2006, competitive bidding requirements, and new clinical conditions for payment and quality standards. The changes affect our products generally, although specific products may be affected by some but not all of the Medicare Modernization Act’s provisions.

Under competitive bidding, which will be phased in beginning in 2007, Medicare will change its approach to reimbursing certain items and services covered by Medicare from the current fee schedule amount to an amount established through a bidding process between the government and suppliers. Competitive bidding may reduce the number of suppliers providing certain items and services to Medicare beneficiaries and the amounts paid for such items and services.

Also, Medicare payments in regions not subject to competitive bidding may be reduced using payment information from regions subject to competitive bidding. Any payment reductions or the inclusion of certain of our orthotic devices in competitive bidding, in addition to the other changes to Medicare reimbursement and standards contained in the Medicare Modernization Act, could have a material adverse effect on our results of operations.

In addition, on February 11, 2003, the Centers for Medicare and Medicaid Services, or CMS, the agency responsible for implementing the Medicare program, made effective an interim final regulation implementing “inherent reasonableness” authority, which allows adjustments to payment amounts for certain items and services covered by Medicare when the existing payment amount is determined to be grossly excessive or grossly deficient. The regulation lists factors that may be used to determine whether an existing reimbursement rate is grossly excessive or grossly deficient and to determine what a realistic and equitable payment amount is.

Also, under the regulation, a payment amount will not be considered grossly excessive or grossly deficient if an overall payment adjustment of less than fifteen percent would be necessary to produce a realistic and equitable payment amount. The regulation remains in effect after the Medicare Modernization Act, although the new legislation precludes the use of inherent reasonableness authority for devices subject to competitive bidding. When using the inherent reasonableness authority, CMS may reduce reimbursement levels for certain items and services, which could have a material adverse effect on our results of operations.

We cannot assure you that third-party reimbursement for our products will continue to be available or at what rate such products will be reimbursed. Failure by users of our products to obtain sufficient reimbursement from third-party payors for our products or adverse changes in governmental and private payors’ policies toward reimbursement for our products could have a material adverse effect on our results of operations.

Healthcare reform, managed care and buying groups have put downward pressure on our prices.

A further result of managed care and the related pressure on costs has been the advent of buying groups in the United States. Such buying groups enter into preferred supplier arrangements with one or more manufacturers of orthopedic or other medical products in return for price discounts. The extent to which such buying groups are able to obtain compliance by their members with such preferred supplier agreements varies considerably depending on the particular buying groups. We believe that our ability to maintain our existing arrangements will be important to our future success and the growth of our revenues.

In addition, we may not be able to obtain supplier commitments from major vendors, in which case we could lose significant potential sales. On the other hand, if we receive preferred supplier commitments from particular vendors which do not deliver high levels of compliance, we may not be able to offset the negative impact of lower per unit prices or lower margins with any increases in unit sales or in market share.

Proposed laws that would limit the types of orthopedic professionals, who can fit, sell or seek reimbursement for our products, could, if adopted, adversely affect our business.

In response to pressure from orthopedic practitioners, Congress and state legislatures have from time to time considered proposals that limit the types of orthopedic professionals who can fit and/or sell our orthotic device products or who can seek reimbursement for them. Several states have adopted legislation that imposes certification or licensing requirements on the measuring, fitting and adjusting of certain orthotic devices. Some of these laws have exemptions for manufacturers’ representatives. Other laws apply to the activities of such representatives. Other states may be considering similar legislation. Such laws could limit our potential customers in those jurisdictions in which such legislation or regulations are enacted by limiting the measuring and fitting of these devices to certain licensed individuals. We may not be successful in opposing their adoption and, therefore, such laws could have a material adverse effect on our business.

In addition, efforts have been made to establish such requirements at the federal level for the Medicare program. Most recently, in 2000 Congress passed the Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000 (BIPA). BIPA contains a provision requiring as a condition for payment by the Medicare program that certain certification or licensing requirements be met for individuals and suppliers furnishing certain, but not all, custom-fabricated orthotic devices. CMS is in the process of implementing this requirement, and we cannot predict the effect its implementation or implementation of other such laws will have on our business.

We are subject to numerous federal and state regulations, noncompliance with which could result in significant penalties that could have a material adverse effect on our business.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws (commonly known as “Stark” laws). Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE, which could have a material adverse effect on our business.

Because of the far-reaching nature of these laws, we may be required to alter one or more of our practices. Healthcare fraud and abuse regulations are complex and even minor, inadvertent irregularities in submissions can potentially give rise to claims that a fraud and abuse law or regulation has been violated. Any violations of these laws or regulations could have a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful.

Audits or denials of claims by government agencies could reduce our revenue or profits.

As part of the business structure of our acquired entities, we submit claims and receive payments directly from Medicare, Medicaid programs and private payors. Therefore, we are subject to extensive government regulation, including requirements for maintaining certain documentation to support our claims. Medicare contractors and Medicaid agencies periodically conduct pre- and post-payment review and other audits of claims, and will be under increasing pressure to scrutinize more closely healthcare claims and supporting documentation generally. We periodically could receive requests for documentation during the governmental audits of individual claims. We cannot assure that such review and/or similar audits of our claims will not result in material delays in payment, as well as material recoupment or denials, which could reduce net revenues and profitability, nor the exclusion from participation in the Medicare and

Medicaid programs or from participation on the provider panel of a private payor. Private payors from time to time conduct similar reviews and audits.

We are subject to substantial government regulation, which could materially, adversely affect our business.

The production and marketing of some of our products and our ongoing research and development, pre-clinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad. The pre-marketing approval process can be particularly expensive, uncertain, and lengthy, and a number of devices for which U.S. Food & Drug Administration (“FDA”) approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record keeping. If we do not comply with applicable regulatory requirements, violations could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Delays in or rejection of FDA or other government entity approval of our new products may also adversely affect our business. Such delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, slower-than-expected rate of patient recruitment for clinical trials, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States and abroad. In the United States, there has been a continuing trend of more stringent FDA oversight in product clearance and enforcement activities, causing medical products manufacturers to experience longer approval cycles, more uncertainty, greater risk, and higher expenses. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which a previously approved product may be labeled and promoted. It is possible, for example, that we may not receive FDA approval to market already approved products for broader or different applications or to market updated products that represent extensions of our basic technology.

Periodically, legislative or regulatory proposals are introduced that could alter the review and approval process relating to medical products. It is possible that the FDA will issue additional regulations further restricting the sale of our present or proposed products. Any change in legislation or regulations that govern the review and approval process relating to our current and future products could make it more difficult and costly to obtain approval for new products, or to produce, market, and distribute existing products.

Undisclosed liabilities associated with our reorganization.

There may be undisclosed liabilities that were either misrepresented to us or that we were unable to discover prior to the reorganization and the spin off of the Company’s former business, which involved providing one-day ski trips within the New England area. The former principal of Snow & Sail Sports, Inc. could fail to indemnify the Company against potential liabilities associated with the former business in breach of the terms of the reorganization agreement. Although we would fully pursue all legal recourse against such persons, there can be no assurance we will be held harmless, in which case our operations may be adversely affected.

Our principal stockholders may have the ability to control almost all matters of the Company.

Meyers Associates, LP, our financial advisor and an NASD member firm, and its president own 3,000,000 shares of Common Stock (with options to acquire an additional 4,325,498 shares pursuant to a unit purchase option), and other principal stockholders of the Company own an additional approximately 7,835,000 shares, all of which are restricted. These 10,835,000 shares represent approximately 37% of the 29,328,995 million issued and outstanding shares of Common Stock of the Company as of the date of this prospectus. In addition, certain of our officers, directors and former members of management have received grants for options to purchase 6,600,000 shares of Common Stock, in the aggregate. Therefore, management and our financial adviser will have influence over the election of the Company’s directors and will be able to control the outcome of other issues submitted to stockholders of the Company. This includes their ability to amend the Certificate of Incorporation, approve a merger or consolidation of the Company with another company or approve the sale of all or substantially all of the assets of the Company without the agreement of minority stockholders.

We do not anticipate paying dividends in the foreseeable future, and the lack of dividends may have a negative effect on the price of our common stock.

We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We are subject to critical accounting policies, and we may interpret or implement required policies incorrectly.

We follow generally accepted accounting principles for the United States in preparing our financial statements. As part of this work, we must make many estimates and judgments about future events. These affect the value of the assets and liabilities, contingent assets and liabilities, and revenue and expenses that we report in our financial statements. We believe these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates, and this could require us to record adjustments to expenses or revenues that could be material to our financial position and results of operations in future periods.

Our Common Stock may experience significant volatility in the future, which substantially increases the risk of loss to persons owning our common stock.

Because of the limited trading market for our common stock, and because of the potential for significant price volatility, stockholders may not be able to sell their shares of Common Stock when they desire to do so. The inability to sell shares in a rapidly declining market may substantially increase the risk of loss as a result of such illiquidity and the price for our common stock may suffer greater declines in the event of significant price volatility.

Our Common Stock is traded on the OTC Bulletin Board, which may be detrimental to investors.

Our shares of Common Stock are currently traded on the OTC Bulletin Board. Stocks traded on the OTC Bulletin Board generally have limited trading volume and exhibit a wide spread between the bid/ask quotations. We cannot predict whether a more active market for our common stock will develop in the future. In the absence of an active trading market: investors may have difficulty buying and selling our common stock or obtaining market quotations; market visibility for our common stock may be limited; and a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Our Common Stock is subject to restrictions on sales by broker-dealers and penny stock rules, which may be detrimental to investors.

Our Common Stock is subject to Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (as defined in Rule 501(a) of the Securities Act). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of our common stock.

Additionally, our common stock is subject to SEC regulations applicable to “penny stocks.” Penny stocks include any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of a penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

A significant number of our shares are eligible for sale, and their sale could depress the market price of our stock.

Sales of a significant number of shares of Common Stock in the public market pursuant to this prospectus could harm the market price of our common stock. Pursuant to a registration statement declared effective by the SEC in January 2006, as converted by a 28.5 for 1 forward stock split reported in the Company’s Current Report on Form 8-K filed on September 7, 2006, an aggregate of 13,110,000 shares of Common Stock were registered and are free-trading. As additional shares of our common stock become available for resale in the public market pursuant to this prospectus and otherwise, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of our common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the shares of our common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market our common stock in an amount equal to the greater of 1% of the outstanding shares or, if listed on Nasdaq or another national securities exchange, the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once every three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

There is not now, and there may not ever be an active market for our common stock.

Although the our common stock is quoted on the OTCBB, trading of our common stock is limited. There can be no assurance a more active market for such common stock will develop. Accordingly, investors must therefore bear the economic risk of an investment in our company for an indefinite period of time. Even if an active market develops for our shares, Rule 144 promulgated under the Securities Act (“Rule 144”), which provides for an exemption from the registration requirements under the Securities Act under certain conditions, requires, among other conditions, a one-year holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act. There can be no assurance that we will fulfill our reporting requirements in the future under the Exchange Act or disseminate to the public any current financial or other information concerning us, as is required by Rule 144 as part of the conditions of its availability.

Preferred stock as an anti-takeover device.

We are authorized to issue 1,000,000 shares of preferred stock, $.001 par value. The 5,612.8 shares of Series A Preferred Stock and 1,700 shares of Series B Preferred Stock each convertible into 2,857 shares of Common Stock (an aggregate of approximately 20,893,000 shares) issued pursuant to the Offering are the first two series of Preferred Stock to be issued. The preferred stock may be issued in series from time to time with such designation, voting and other rights, preferences and limitations as our Board of Directors may determine by resolution. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue these shares without stockholder approval subject to approval of the holders of our preferred stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company without any further action by our stockholders.

The offering price of our common stock being offered by the selling security holders pursuant to this Prospectus may not bear any relationship to our value or assets.

The Shares offered hereby will be sold on a delayed or continuous basis by selling security holders other then the Company.  The price at which our common stock may be offered in the marketplace does not necessarily bear any relationship to our value or our assets.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling security holders under this Prospectus. All such proceeds will be received by the selling security holders.  However, we expect to use the proceeds from the exercise of the options and other restricted stock awards for working capital and other general corporate purposes.

SELLING SECURITY HOLDERS

The Shares offered by this Prospectus are being registered for reoffers and resales by the selling security holders, who have acquired or may acquire such Shares pursuant to the exercise of options or other stock awards granted under our 2006 Plan.  The selling security holders named below, who are officers and directors of the Company, may resell all, a portion or none of such Shares from time to time.  In addition, certain non-affiliates of AMI, not named, may also use this Prospectus to sell Shares acquired by them pursuant to the exercise of options or other awards granted to them under our 2006 Plan.

The Company at the time of filing this Prospectus did not satisfy the registrant requirements for use of Form S-3.  Therefore, the following limitation shall apply with respect to both control securities and restricted securities:  the amount of securities to be reoffered or resold by means of the reoffer prospectus, by each person, and any other person with whom he or she is acting in concert for the purpose of selling securities of the Registrant, may not exceed, during any three-month period, the amount specified in Rule 144(e).

The following table sets forth, with respect to each security holder, based upon information available to us as of June 7, 2007, the number of shares of common stock beneficially owned before the sale of the Shares offered by this Prospectus; the number of Shares to be sold; and the percent of the outstanding shares of common stock owned before the sale of the common stock offered by this Prospectus.

Name of Beneficial Owner	Title of Class	Total Number of Shares Owned Beneficially(1)		Number of Shares Being Offered for Resale	Percent of Class Before Sale(1)
Edwin A. Reilly(2)	Common Stock	1,788,172	(3)	1,950,000	5.8%
Robert G. Coffill, Jr.(2)	Common Stock	1,371,428	(4)(9)	1,475,000	4.5%
James Shanahan(2)	Common Stock	193,750	(5)	225,000	*
Marshall Sterman(2)	Common Stock	50,000	(9)	225,000	*
Robert A. Baron(2)	Common Stock	50,000	(9)	225,000	*
Frank Magliochetti(6)	Common Stock	5,500,000	(7)(8)	2,500,000	17.3%
Total number of shares owned by directors and officers as a group (5 persons)	Common Stock	3,403,350	(3)(4)(5)(9)	6,600,000	11.1%

*                    Less than 1% of the issued and outstanding shares.

(1)             Except as otherwise noted in the footnotes to this table, the named person owns directly and exercises sole voting and investment power over the shares listed as beneficially owned by such person. Includes any securities that such person has the right to acquire within sixty days pursuant to options, warrants, conversion privileges or other rights.  On June 7, 2007, there were 29,328,995 shares of our common stock issued and outstanding. As of that date, (i) 15,000,000 shares of Common Stock were reserved for issuance under our 2006 Plan of which 6,375,000 options had been granted, in the aggregate; and (ii) approximately 20,893,000 shares of our common stock were reserved for issuance pursuant to conversion of preferred stock and approximately 46,638,000 shares reserved for issuance pursuant to exercise of warrants to purchase common stock.

(2)             The mailing address of this person is 514 Turnpike Street, Ste. 204, N. Andover, MA 01845.

(3)             Includes 1,716,672 shares of Common Stock underlying stock options held by this person that are exercisable within the next 60 days; however, does not include 233,328 shares of Common Stock underlying stock options that are not currently exercisable within the next 60 days which shares vest through December 20, 2007.

(4)             Includes 1,300,000 shares of Common Stock underlying stock options that are held by this person that are exercisable within the next 60 days; however, does not include 175,750 shares of Common Stock underlying stock options that are not currently exercisable within the next 60 days of which shares vest over the period ending on December 20, 2009.

(5)             Includes 43,750 shares of Common Stock underlying stock options that are held by this person that are exercisable within the next 60 days; however, does not include 181,250 shares of Common Stock underlying stock options that are not currently exercisable.

(6)             The mailing address of this person is 61 Mill Pond, North Andover, MA 01845.

(7)             Includes 3,000,000 shares of Common Stock which Mr. Magliochetti agreed to previously transfer in March 2007 to an independent trust or foundation over which shares he disclaims any beneficial ownership.  Does not include 2,000,000 shares transferred by Mr. Magliochetti to two irrevocable trusts for his two daughters over which shares Mr. Magliochetti disclaims beneficial ownership. Peter S. Johnson, Esq., is the trustee who holds voting and dispositive power with respect to the 2,000,000 shares of Common Stock.

(8)             Pursuant to his employment agreement, dated December 20, 2006, Frank Magliochetti received options to purchase 6,500,000 shares at market price which vested on January 19, 2007. Following his resignation from the Company, Mr. Magliochetti agreed to and rescinded options to purchase 4 million shares of common stock.

(9)             Pursuant to the 2006 Plan, as amended, Robert G. Cofill, Jr., Marshall Sterman and Robert A. Baron each were granted options to purchase 225,000 shares of Common Stock that vest in 36 equal installments ending on December 20, 2009.

PLAN OF DISTRIBUTION

The Shares may be sold or transferred for value by the selling security holders, or by pledgees, donees, transferees or other successors in interest to the selling security holders, in one or more transactions on the OTCBB maintained by the NASD (or any successor stock exchange), in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated.  The selling security holders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).  The selling security holders, and any broker-dealers that participate in the distribution of the Shares, may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act.  All selling and other expenses incurred by individual selling security holders will be borne by such selling security holders.

Upon our being notified by a selling security holder that he has acquired Shares under this Prospectus or any material arrangement has been entered into with a broker or dealer for the sale of Shares through a secondary distribution, or a purchase by a broker or dealer, we will file a prospectus supplement, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each of such selling security holder and the participating broker-dealers, (b) the number of Shares involved, (c) the price at which such Shares are being sold, (d) the commissions paid or the discounts or concessions allowed to such broker-dealers, (e) where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

In addition to any such number of Shares sold hereunder, a selling security holder may, at the same time, sell any shares of common stock, including the Shares offered by this Prospectus, owned by such person in compliance with all of the requirements of Rule 144 under the Securities Act, regardless of whether such shares are covered by this Prospectus.

There is no assurance that any of the selling security holders will sell any or all of the Shares offered by this Prospectus.

We will pay all expenses in connection with this offering, other than commissions and discounts of underwriters, dealers or agents.

DESCRIPTION OF SECURITIES

The following summary of the terms of our common stock offered hereby does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of Delaware law, our Certificate of Incorporation and our By-Laws, as amended.

As set forth in our Certificate of Incorporation, we currently have authorized capital of 100,000,000 shares of which 99,000,000 shares have been designated as common stock, par value $.001 per share (“Common Stock”) and 1,000,000 shares as preferred stock, par value $.001 per share (“Preferred Stock”).  As of June 22, 2007, there were 29,328,995 shares of Common Stock issued and outstanding.  There are 5,612.8 shares of Series A Preferred Stock and 1,700 shares of Series B Preferred Stock issued and outstanding each convertible into 2,857 shares of Common Stock, or an aggregate of approximately 20,893,000 shares.

Common Stock

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive ratably such dividends when, as and if declared by the Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby are validly issued, fully paid and non-assessable.

Dividends

In the fiscal year ended December 31, 2006, we did not pay any cash dividends on our common stock or preferred stock. We do not intend on paying any dividends on our common stock in the foreseeable future. The decision to pay dividends on our common stock will depend on our situation with regard to profitability, cash availability and credit line restrictions.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of AMI, the SEC has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by AMI of expenses incurred or paid by a director, officer or controlling person of AMI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, AMI will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares of our common stock being offered for sale pursuant to this Prospectus has been passed upon for us by Phillips Nizer LLP, 666 Fifth Avenue, New York, NY 10103.

EXPERTS

Our consolidated financial statements for the fiscal year ending December 31, 2006, have been included in this Prospectus and in this Registration Statement in reliance upon the report of Mantyla, McReynolds, LLC, independent registered public accounting firm, on their audit of our financial statements given on authority of this firm as an expert in accounting and auditing.

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDICTION WHERE SUCH OFFER, OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SHARES.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

 The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Registration Statement, except for any information superseded by information in this Registration Statement.

 The following documents filed by our Company with the SEC are incorporated herein by reference:

1.             The description of our common stock contained in the Registration Statement on Form SB-2 (SEC file number 333-128526), initially filed with the SEC on September 22, 2005, including all amendments and reports for the purpose of updating such description;

2.             Our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2007, filed on May 15, 2007;

3.             Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed on March 30, 2007;

4.             Our Current Report on Form 8-K filed on May 14, 2007;

5.             Our Current Report on Form 8-K, filed on May 10, 2007;

6.             Our Current Report on Form 8-K, filed on April 6, 2007;

7.             Our Current Report on Form 8-K, filed on March 26, 2007;

8.             Our Current Report on Form 8-K, filed on March 9, 2007; and

9.             Our Current Report on Form 8-K, filed on February 15, 2007.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this Registration Statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is also incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may read and copy any reports, statements or other information we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC’s website at http:\\www.sec.gov.

Item 4.    Description of Securities

 We are registering 15,000,000 shares of our common stock pursuant to our 2006 Plan.  Stock options are exercisable for a period of up to 10 years (or five years in the case of an Incentive Stock Option granted to a “10% holder” for purposes of Section 422 of the Internal Revenue Code of 1986, as amended) at a price and on a vesting schedule to be determined by our Board of Directors at the time of the grant of the options.

Item 5.    Interests of Named Experts and Counsel.

 Not Applicable.

Item 6.    Indemnification of Directors and Officers.

 The following charter provisions and statutes are the only charter provisions and statutes known to the Registrant that insure or indemnify a controlling person, director or officer of the registrant in any manner against liability which he or she may incur in his or her capacity as such.

 Article NINTH and Article TENTH of the Registrant’s Certificate of Incorporation provides that:

 “NINTH:  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph 7 of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware as the same may be amended and supplemented.  No amendment or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

 TENTH:  The Corporation shall to the fullest extent permitted by Section 145 of the Delaware General Corporation Law of the State of Delaware, as authorized by the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such a person.”

 Delaware General Corporation Law (the “DGCL”), Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any unlawful payment of dividends or stock purchase or redemption under section 174 of DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.  Our Amended and Restated Certificate of Incorporation, as amended, eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

 In addition, Section 145 of the DGCL which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines that such person is entitled to indemnity despite the adjudication of liability.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, agreement, vote of stockholders or disinterested directors or otherwise.  Our Certificate of Incorporation provides for such indemnification of our directors and officers as permitted by Delaware law.

Item 7.    Exemption from Registration Claimed.

 Not Applicable.

Item 8.    Exhibits.

4.1	2006 Employee Stock Incentive Plan, as amended**

4.2	Form of Non-Qualified Stock Option Agreement (2006 Plan)**

4.3	Form of Incentive Stock Option Agreement (2006 Plan)**

5.1	Opinion of Phillips Nizer LLP**

23.1	Consent of Phillips Nizer LLP**

23.2	Consent of Mantyla, McReynolds, LLC**

** Filed with this Registration Statement.

Item 9.    Undertakings.

 (a)          We hereby undertake:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that undertakings set forth in paragraphs (i) and (ii) of above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, in N. Andover, MA on June  26, 2007.

ANDOVER MEDICAL, INC.

By:	/s/ Edwin A. Reilly
Edwin A. Reilly, Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Secretary

In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Edwin A. Reilly
Edwin A. Reilly	Chairman of the Board and Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial and Accounting Officer), Chief Operating Officer and Secretary	June 26, 2007

/s/ Robert G. Coffill, Jr.
Robert G. Coffill, Jr.	Director	June 26, 2007

/s/ Marshall S. Sterman
Marshall S. Sterman	Director	June 26, 2007

/s/ Robert A. Baron
Robert A. Baron	Director	June 26, 2007

Exhibit Index

Exhibit Number	Description
4.2	Form of NQSO Agreement (2006 Plan)
4.3	Form of ISO Agreement (2006 Plan)
5.1	Opinion of Phillips Nizer LLP
23.1	Consent of Phillips Nizer LLP
23.2	Consent of Mantyla, McReynolds, LLC

Exhibit Index

4.1	2006 Employee Stock Incentive Plan as amended

4.2	Form of Non-Qualified Stock Option Agreement (2006 Plan)

4.3	Form of Incentive Stock Option Agreement (2006 Plan)

5.1	Opinion of Phillips Nizer LLP (contained in Exhibit 5.1)

23.1	Consent of Phillips Nizer LL

23.2	Consent of Mantyla, McReynolds, LLC